Execution Copy

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2014, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), The BANKshares, Inc., a Florida corporation (“Seller”), and the undersigned shareholder of Seller (“Shareholder”).

RECITALS

WHEREAS, the Shareholder desires that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of April 24, 2014 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, SNB, Seller and Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and

WHEREAS, the Shareholder, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.   Representations and Warranties.  Shareholder represents and warrants to Buyer as follows:

(a)           The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $0.01 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereof.  Except for the Shareholder’s Shares, the Shareholder does not have voting power over any other shares of Seller capital stock.

(b)           This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)           Subject to CapGen Approvals (as defined below), neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject.  Subject to CapGen Approvals, consummation by the Shareholder of the transactions contemplated by this Agreement will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)           The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed to Buyer.

(e)           The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.  The Shareholder acknowledges that the proxy on the terms set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

(f)           No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g)           The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

For purposes of this Agreement, “CapGen Approvals” means any approvals and/or waivers that Shareholder may be required to obtain from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and/or any other any other Governmental Authority and/or the Limited Partners of Shareholder pursuant to Shareholder’s Limited Partnership Agreement.

For the avoidance of doubt, Shareholder (having otherwise complied with this Agreement) shall not be in breach of this Agreement to the extent it does not obtain any CapGen Approvals.

2.   Voting Agreements.  The Shareholder agrees with, and covenants to, Buyer as follows:

(a)           At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions.  The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b)           Subject to CapGen Approvals, at any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

For the avoidance of doubt, Shareholder (having otherwise complied with this Agreement) shall not be in breach of this Agreement to the extent it does not obtain any CapGen Approvals.

3.   Covenants.  The Shareholder agrees with, and covenants to, the Buyer as follows:

(a)           Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein except to Buyer pursuant to the Merger Agreement, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Buyer, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for those consistent with this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction.  The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

(b)           The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)           The Shareholder shall not, nor shall it direct, encourage or cause any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

(d)           Shareholder shall promptly file (but in no event later than sixty (60) days after the date hereof) its applications, notices and/or other requests with the Federal Reserve and shall use its commercially reasonable best efforts to obtain any CapGen Approvals.  Shareholder shall provide Buyer and Seller with copies of any documents filed with any Governmental Authorities and copies of written communications delivered and received by Shareholder from any Governmental Authorities with respect to the Merger, the Merger Agreement or this Agreement, to the extent permitted by such Governmental Authorities.  Shareholder agrees to keep Buyer and Seller apprised and informed of the status of matters relating to any CapGen Approvals, to the extent permitted by such Governmental Authorities.

4.   Proxy.  Subject to the last sentence of this Section 4 and solely on the terms set forth in Section 2, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any meeting of the shareholders of Seller, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent.  For the avoidance of doubt, exercise of this proxy is subject to receipt of any CapGen Approvals.  Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate upon the termination of this Agreement pursuant to Section 9.

5.   Certain Events.  Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

6.   Specific Performance; Remedies; Attorneys’ Fees.  Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it may be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage may occur and Buyer may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law.  In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable documented expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7.   Further Assurances.  Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other proxies provided therein.

8.   Confidentiality.  The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders.  All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.”  The undersigned will not disclose, unless compelled by the Federal Reserve and/or any other Governmental Authority, or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9.  For the avoidance of doubt, Shareholder shall be permitted to disclose this Agreement as required pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended.

9.   No Agreement as Director or Officer. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of Buyer or Seller or any of its subsidiaries, and nothing in this Agreement will (a) limit or affect any actions or omissions taken by Shareholder in its capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as provided in, and in compliance with, the Merger Agreement as an officer or director to the Buyer or Seller or their respective shareholders.

10.   Term of Agreement; Termination.  The term of this Agreement shall commence on the date hereof.  This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the failure of the Shareholder (having otherwise complied with this Agreement) to receive any CapGen Approvals, or (iii) the consummation of the Merger.  Upon such termination, this Agreement shall become void and of no effect, with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party from liability for any willful breach of this Agreement occurring prior to such termination.

11.   Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held by any court of competent jurisdiction (or deemed formally or informally by a Governmental Authority) invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intent of this Agreement.

12.   Miscellaneous.

(a)          Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.  As used herein, the singular shall include the plural and any reference to gender shall include all other genders.  The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)          All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)    This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e)          This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)           This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

(g)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement.  Any assignment in violation of the foregoing shall be void.

(h)          No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(i)           The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders.  No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

(j)           Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Transaction that is a Superior Proposal, provided that Seller has complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.

[Signatures on following pages.]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

“SELLER”
THE BANKSHARES, INC.

By:
Name:
Title:

“BUYER”
SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:
Title:

“SHAREHOLDER”
CAPGEN CAPITAL GROUP LP

By:
Name:
Address:

Number of Shares Over Which Shareholder Has Voting Power and Capacity of Ownership: